EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 3ware, Inc. 2002 Stock Plan, as amended, and the 3ware, Inc. Amended and Restated 1997 Stock Option Plan, of our report dated April 18, 2003, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation, included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

April 6, 2004